Code of Ethics
2017

www.wavefrontgam.com/2017codeofethics

WaveFront Global Asset Management 2017 Code of Ethics

CONTENTS

STANDARDS OF BUSINESS CONDUCT	2
POLICY ON PERSONAL SECURITIES TRANSACTIONS	4
Definitions	4
Approved Transactions Only	5
Procedures for Pre-Approval	5
Prohibitions and Restrictions Applicable to All Access Persons	6
Reporting Requirements	7
Trade Confirmations and All Brokerage Statements	8
GENERAL PROVISIONS	9
APPENDIX I - POLICY REGARDING INSIDER TRADING	11
General Insider Trading Policy Statement	11
Who is an Insider?	11
What is Material Information?	11
What is Non-Public Information?	12
Bases for Liability	12
Penalties for Insider Trading	13
Implementation of the Insider Trading Policy Procedures	13
Personal Securities Trading	14
Restricting Access to Material Non-Public Information	14
Resolving Issues Concerning Insider Trading	14
Supervisory Procedures	15
EXHIBIT A - CERTIFICATE OF COMPLIANCE FOR THE CODE OF ETHICS	16
EXHIBIT B - TRADING REQUEST FORM	17
EXHIBIT C - INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT	18
EXHIBIT D - QUARTERLY SECURITIES TRANSACTION REPORT	19

WaveFront Global Asset Management 2017 Code of Ethics

STANDARDS OF BUSINESS CONDUCT

WaveFront Global Asset Management (hereafter "WaveFront") has a fiduciary duty to place the interests of its Clients ahead of its own. Accordingly, all Employees are expected to comply with the following standards of business conduct:
1.	Comply with all U.S., Foreign, state and local laws, rules and regulations applicable to WaveFront's business or operations, including, but not limited to, U.S. federal securities laws;
2.	Comply with the fiduciary obligations outlined below; and
3.	Comply with the WaveFront Global Asset Management Code of Ethics.

All WaveFront Employees have duty to promptly report any violation or apparent violation of the Code of Ethics to the Chief Compliance Officer. Retaliation against individuals who report violations or apparent violations of the Code in good faith is not permitted. Violators of the Code are subject to sanctions.

Nothing in this Code restricts or prohibits Employees from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state or local governmental agency or commission, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation.

This Code does not limit Employees right to receive an award from any Regulator that provides awards for information relating to a potential violation of law.

Employees do not need prior authorization to engage in conduct protected by this paragraph, and do not need to notify the Chief Compliance Officer that they have engaged in such conduct. Employees must recognize and agree that, in connection with any such activity outlined above, they must inform the Regulators, their attorney, a court or a government official that the information they are providing is confidential. Despite the foregoing, Employees are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information they came to learn during the course of their employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine.

WaveFront does not waive any applicable privileges or the right to continue to protect privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity from federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Fiduciary Obligations

All WaveFront Employees have a duty to act in utmost good faith with respect to each Client, and to provide full and fair disclosure of all material facts, particularly where the interests of the Firm may be in conflict with those of a Client. WaveFront has a duty to deal fairly and act in the best interests of its Clients at all times. The following fiduciary principles govern all Employee activities and the interpretation/administration of these rules:

WaveFront Global Asset Management 2017 Code of Ethics

i.	The duty at all times to place the interests of all Clients first and foremost;
ii.	All personal securities transactions must be conducted in a manner that avoids conflicts or the appearance of conflicts of interest, or abuses of their position of trust and responsibility;
iii.
Avoid actions or activities that allow (or appear to allow) employees or their immediate families to benefit from their position with the Firm, at the expense of the Firm's Clients, or that bring into question his or her independence or judgment.

In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

i.	defrauds a Client in any manner;
ii.	misleads a Client, including any statement that omits material facts;
iii.	operates or would operate as a fraud or deceit on a Client;
iv.	functions as a manipulative practice with respect to a Client; and
v.	functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of the Code of Ethics will not shield Employees from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to Clients.

WaveFront Global Asset Management 2017 Code of Ethics

POLICY ON PERSONAL SECURITIES   TRANSACTIONS

DEFINITIONS

"Access Person" means any Supervised Person, including any officer, director, employee, or principal of the Firm who:
i.	has access to non-public information regarding any Client's purchase or sale of securities (as defined below); or (
ii.	is involved in making securities recommendations to Clients, or has access to such recommendations that are non-public. For purposes of this Code of Ethics, the term "Access Persons" shall also include all directors, officers and principals of the Company.

"Beneficial Ownership" means an interest in a Security for which an Access Person or any member of the Access Person's immediate family (i.e., anyone residing in the same household or to whom the Access Person of other member of such immediate family provides significant financial support), directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. For purposes of this Code of Ethics, the term "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) promulgated under the Exchange Act in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

"Certificate of Compliance for the Code of Ethics" means a certificate of compliance substantially in the form attached hereto as Exhibit A.

"Federal securities Laws" means the securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to registered investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

"Immediate Family" means any person including his or her spouse, children, and relatives living in his or her principal residence.

"Initial and Annual securities Holdings Report" means a report substantially in the form attached hereto as Exhibit C.

"Initial Public Offering" means an offering of securities registered under the securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

"Limited Offering" means an offering that is exempt from registration pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the securities Act.

"Personal securities Transactions" means any transaction in which an Access Person or his or her immediate family (as described herein) acquires or disposes of a Security in which the Access Person has or gains a direct or indirect Beneficial Ownership interest.

"Quarterly securities Transaction Report" means a report substantially in the form attached hereto as Exhibit D.

"Reportable Security" means any Security other than: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; shares issued by registered open-end investment companies (other than that are affiliated with the Company); or (iv) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (none of which are affiliated with the Company).

"Security" means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities

WaveFront Global Asset Management 2017 Code of Ethics

futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private offering.

"Trading Request Form" means a request form substantially in the form attached hereto as Exhibit B.

Approved Transactions Only

Unless otherwise specifically permitted by this Code of Ethics, an Access Person may only effect a Personal securities Transaction in a Reportable Security if such Personal securities Transaction has been pre-approved by the Chief Compliance Officer, as discussed below in the section entitled Procedures for Pre-Approval.

•	The approval or disapproval by the Chief Compliance Officer shall be maintained in accordance with

WaveFront's Policy Regarding Books and Records.

•
The Chief Compliance Officer will examine the impact of any proposed Personal securities Transaction involving Reportable securities in light of the provisions of this Code of Ethics and the facts and circumstances surrounding the proposed transaction.

•
All employees are required to pre-clear transactions in securities designated as "Reportable securities," and will only be granted approval to trade so long as the security is not being contemplated for trading for a Client or has otherwise been restricted.

•
In the event that an Employee or Access Person effects an unapproved or otherwise prohibited Personal securities Transaction, such person may be required, at the discretion of the Chief Compliance Officer, to close out his or her position in the Security and to disgorge any profit from the transaction. Such activity may subject the Employee or Access Person to additional reprimand, up to and including termination of employment.

Procedures for Pre-Approval

1.
Generally, the Chief Compliance Officer's prior written approval is required for each Personal securities Transaction involving Reportable securities. A written Trading Request Form, substantially in the form attached hereto as Exhibit B, setting forth the details of the transaction should be used to obtain such approval.

2.
The Chief Compliance Officer shall promptly notify the Access Person of approval or denial of clearance for such transaction by indicating such action on the Trading Request Form and returning it to the Access Person. In the case that the Chief Compliance Officer intends to execute a personal securities transaction in a reportable security, the Chief Compliance Officer must first obtain written approval from the Chief Investment Officer.

3.
Pre-approval must be obtained prior to the execution of the proposed personal securities transaction, and, unless otherwise provided in the written approval thereof, is valid for only 24 hours after such Personal securities Transaction has been approved.

4.	The Chief Compliance Officer will maintain a written record of any proposed personal securities transaction to be effected on behalf or for the benefit of himself or herself.

Factors Considered in Pre-Approval of Personal securities Transactions involving Reportable securities

Generally, the factors described below will be considered in determining whether to approve a proposed Personal securities Transaction involving Reportable securities. However, if warranted by the nature of the Personal securities Transaction, the Chief Compliance Officer has the authority to approve a Personal securities Transaction on any other basis. A narrative explanation of the rationale may (but is not required to) be included on the Trading Request Form. The factors to generally be considered are:

WaveFront Global Asset Management 2017 Code of Ethics

i.	whether any Client has a pending "buy" or "sell" order in that Security or has completed a recent purchase or sale of that Security (within the 30 days preceding the personal security trade request);
ii.	whether the amount or nature of the Personal securities Transaction or person effecting the transaction is likely to affect the price of or market for the Security; and
iii.	whether the Personal securities Transaction would create the appearance of impropriety, regardless of whether an actual conflict exists.

Prohibitions and Restrictions Applicable to All Access Persons

Prohibition Against Fraud, Deceit and Manipulation

No Access Person shall, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a or for a Client:

i.	employ any device, scheme or artifice to defraud any Client or prospective Client;
ii.
make any untrue statement of a material fact or omit to disclose to a Client or prospective Client any material fact that, considering the circumstances under which they are made, could be construed as being misleading;

iii.	engage in any act, practice or course of business which would operate as a fraud or deceit upon any Client or prospective Client; or
iv.	engage in any manipulative practice with respect to any Client or prospective Client.

Client Priority

Access Persons must give priority on all investments to WaveFront's Clients prior to the execution of transactions for any: (i) personal account of such Access Person or for which such Access Person maintains Beneficial Ownership; (ii) securities account maintained for any person that is not a Client of the Firm in which such Access Person exercises control or provides investment advice; and (iii) proprietary securities account maintained for the Firm or its employees, as applicable.

Accordingly, trading for such accounts must be conducted so as not to conflict with the interests of any Client of the Firm. Whether a specific transaction or other action falls into this category will vary based on the relevant facts and circumstances of each transaction or other action. However, an inherent conflict of interest exists in each of the following situations, each of which is prohibited by this Code of Ethics:

i.
Contemporaneously purchasing the same securities for a Client account and an account of an Access Person without making an equitable allocation of the securities to the Client first, on the basis of such considerations as available capital and current positions, and then to the account of the Access Person;

ii.	Knowingly purchasing or selling securities, directly or indirectly, in such a way as to cause an adverse effect on the value of a Client's account;
iii.	Using knowledge of securities transactions by a Client to profit personally, directly or indirectly, by the market effect of such transactions; and
iv.
Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client, except to the extent necessary to effectuate such transactions.

Same day transactions in Client account(s) and the personal account(s) of an Access Person are prohibited by this Code of Ethics. The trading of Access Persons' personal accounts in same names as Client securities is also highly discouraged and generally prohibited, and all personal trade requests are pre-approved/disapproved by the Chief Compliance Officer on a discretionary basis.

WaveFront Global Asset Management 2017 Code of Ethics

Restricted List

Certain transactions involving the Firm may require, for business or legal reasons, that Client accounts or accounts of Access Persons not trade in certain securities for specified time periods. A Security will be designated as "restricted" if:
i.	The Company is involved in a transaction that places limits on the aggregate position held by the accounts in that Security; and/or
ii.	If trading in a Security should be restricted for any other reason.

The Company's "Restricted List" will be maintained by the Chief Compliance Officer. It is the Access Person's responsibility to determine whether a Security is on the Company's restricted list prior to the execution of any Personal securities Transactions.

Policy Regarding Insider Trading

In accordance with Federal securities Laws, the Company has adopted policies and procedures that are reasonably designed to identify and prevent the misuse of material, non-public information. The Policy Regarding Insider Trading applies to all Access Persons, and is attached hereto as Appendix 1.

Reporting  Requirements

All WaveFront Employees and Access Persons are required to comply with the reporting requirements set forth below:

a)	Initial securities Holdings Report

Within ten (10) calendar days of the date an employee first becomes an Access Person, such employee must submit to the Chief Compliance Officer a report of his or her holdings of securities, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than forty-five (45) calendar days before such person became an Access Person. The report must also include the name of any broker, dealer or bank with whom any account is maintained for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which the report to the Chief Compliance Officer was submitted.

b)	Annual securities Holdings Report

Within 30 days after the end of each calendar year, each Access Person shall submit a report to the Chief Compliance Officer listing all securities and securities accounts in which such Access Person has a direct or indirect Beneficial Ownership, as of December 31st of such year.

c)	Quarterly securities Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the Chief Compliance Officer listing information about each transaction involving a Reportable Security in which such Access Person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter. Each Quarterly securities Transaction Report required to be delivered by this Code of Ethics shall be substantially in the form attached hereto as Exhibit D, and must contain the following information:

i.	the title and type (and, as applicable, the exchange ticker and/or CUSIP number), interest rate and maturity date, number of shares and principal amount of each Reportable Security;
ii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	the price of the Security at which the transaction was effected (with and/or without commission);
iv.	the name of any broker, dealer or bank with whom or through which the transaction was effected; and

WaveFront Global Asset Management 2017 Code of Ethics

v.	the date of each transaction; and
vi.	the date the report is submitted to the Chief Compliance Officer.

If an Access Person had no reportable transactions or did not open any new securities accounts during the applicable quarter, such Access Person is still required to submit a report for such quarter stating such.

Trade Confirmations and All Brokerage Statements

All Access Persons must have copies of all monthly (or other) statements as well as all trade confirmations relating to Personal securities Transactions in all accounts in which the Access Person or any member of his or her immediate family has a Beneficial Ownership interest sent directly to the Chief Compliance Officer. This requirement does not apply to accounts that are part of an investment program that already provides the Chief Compliance Officer electronic confirmations and statements.

Transactions That May Be Excluded from Quarterly securities Transaction Reports

Access Persons are not required to report the following Reportable securities or Personal securities Transactions involving Reportable securities on their Quarterly securities Transaction Reports:
i.	Purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control;
ii.
Purchases the Access Person has made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocations (e.g., an automatic payroll deduction plan, etc.);

iii.	Purchases of securities issued by the Firm;
iv.
Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as the Access Person acquired these rights from the issuer and sales of such rights;

v.
Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account to a bona fide margin call.

An Access Person may include a statement in his or her report that the report shall not be construed as an admission that such Access Person has any direct or indirect Beneficial Ownership in the securities included in the report. Except as otherwise provided herein, all Personal securities Transactions reports and any other information filed under this Code will be treated as confidential, unless such information is required to be disclosed to certain regulatory or other authorities by operation of law (e.g., in response to an SEC request for information, etc.)

WaveFront Global Asset Management 2017 Code of Ethics

GENERAL PROVISIONS

1.
Maintenance of List of Access Persons and Investment Professionals: Notification. The Chief Compliance Officer shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2.
Review of securities Reports. The Chief Compliance Officer shall ensure that all Initial and Annual Reports Of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Chief Compliance Officer, will be reviewed in accordance with the attached procedures.

3.
Certifications by Employees. At the time of hire, and annually thereafter, each Employee must sign, date, and return the Certificate of Compliance for this Code of Ethics, attached hereto as Exhibit A, to the Chief Compliance Officer to indicate that they have read and sufficiently understand the policies, procedures and guidelines contained herein and has complied and will comply with its provisions. In addition, upon any revision to this Code of Ethics, each Employee must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4.
Recordkeeping Requirements. The Chief Compliance Officer shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the securities and Exchange Commission ("SEC") or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

i.	copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;
ii.
a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;

iii.
copies of each report referred to in the Policy on Personal Securities Transactions to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided (notwithstanding the foregoing, any confirmation relating to a securities transaction subsequently reported in a monthly, quarterly or annual account statement may be disposed of following the receipt of such account statement);

iv.
a record of any approval to acquire a security in an Initial Public Offering or Limited Offering with the reasons supporting the approval, for at least 5 years after the end of the fiscal year in which the approval is granted;

v.
copies of each Certificate of Compliance made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made.

5.
Confidentiality. All reports and other documents and information supplied by any employee or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of WaveFront, by representatives of the SEC, or otherwise as required by law, regulation, or court order.

6.
Violations and Sanctions. Any Employee who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer in consultation with the Management Committee of WaveFront. In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Chief Executive Officer shall recommend the sanction to be imposed for approval by the Management Committee of WaveFront.

WaveFront Global Asset Management 2017 Code of Ethics

In adopting and approving this Code of Ethics, WaveFront does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Investment Advisers Act.

WaveFront Global Asset Management 2017 Code of Ethics

APPENDIX I - POLICY REGARDING INSIDER TRADING

General Insider Trading Policy Statement

WaveFront is in the business of obtaining and analyzing information about companies and their securities to provide the basis for profitably trading in securities. Generally, investigation and analysis helps investors in securities markets make informed investment decisions, which is one of the goals of the Federal Securities Laws. It is illegal, however, for persons to trade or recommend trades in a security while using (or even, in some cases, while merely possessing) material non-public information about that security or its issuer.  It is the WaveFront's policy to conduct our business in full compliance with applicable law, and to ensure that all Employees do so as well. This Insider Trading Policy sets forth the legal prohibitions and procedures all Employees must observe to comply with applicable law regarding insider trading.

This Insider Trading Policy applies to every Employee and extends to activities both within and outside the scope of their duties at the Firm.

WaveFront forbids any Employee from engaging in any activities that would be considered to be "insider trading."

The term "insider trading" is not defined in Federal Securities Laws, but generally is understood to prohibit the following activities:
i.	trading by an insider, while in possession of material non-public information;
ii.
trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

iii.	recommending the purchase or sale of securities while in possession of material non-public information; or
iv.	communicating material non-public information to others (i.e., "tipping").

WaveFront forbids any Employee from: (i) trading either personally or on behalf of others, including Clients, based on material non-public information; (ii) communicating material non-public information to others in violation of applicable law; or (iii) knowingly assisting someone engaged in these activities. All information relating to the WaveFront's activities, including investment analyses, investment recommendations, and proposed and actual investments for the Firm and our clients, is proprietary and must be kept confidential. Where such information is material, it should be treated as material non-public information; that is, Employees must not trade on it for their own accounts, and, without the approval of the Chief Compliance Officer, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of our business.

Who is an Insider?

The concept of "insider" is broad and includes officers, directors, partners, members and other employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, financial advisors, bank lending officers, and the employees of these organizations. In addition, the Company and its Employees may become temporary insiders of a company that the Company advises or for which the Company performs other services. According to the U.S. Supreme Court, before an outsider will be considered a temporary insider for these purposes, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must, at least, imply such a duty.

What is Material Information?

Trading, tipping, or recommending securities transactions while in possession of non-public information is illegal if the information is "material." Generally, information is considered material if: (i) there is a substantial likelihood that a

WaveFront Global Asset Management 2017 Code of Ethics

reasonable investor would consider it important in making his or her decision to buy, sell or hold a company's securities; or (ii) it is reasonably certain to have a material effect on the price of a company's securities.  Information that should be considered material includes, but is not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, executive turnover, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidity problems, significant new products, services, or contracts, the cancellation or loss of significant orders, products, services or contracts, and extraordinary management developments. For information to be considered material it need not be so important that it would have changed an investor's decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event would depend on the likelihood that the event will occur and its significance if it did occur.

Material information does not have to relate to a company's business, but can also relate to events or circumstances affecting the market for a company's securities.

What is Non-Public Information?

All information is considered non-public until it has been effectively communicated to the marketplace. In other words, information is considered non-public until some fact exist that shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Information in bulletins and research reports disseminated by brokerage firms is also generally considered to be public information.

Bases for Liability

In order to be found liable for insider trading, a person must either: (i) have a fiduciary relationship with the other party to the transaction and have breached the fiduciary duty owed to that other party; or (ii) have misappropriated material non-public information from another person.

Fiduciary Duty

Insider trading liability may be imposed on the theory that the insider breached a fiduciary duty to a company. The U.S. Supreme Court held that there is no general duty to disclose before trading on material non-public information, and that such a duty arises only where there is a fiduciary relationship. However, non-insiders can acquire the fiduciary duties of insiders in certain other circumstances: (i) they can enter into a confidential relationship with the company through which they gain the information (e.g., attorneys, accountants, etc.); or (ii) they can acquire a fiduciary duty to the company's shareholders as "tippees" if they were aware, or should have been aware, that they had been given confidential information by an insider that violated his or her fiduciary duty to the company's shareholders by providing such information to an outsider. However, in the "tippee" situation, a breach of duty occurs only where the insider personally benefits, directly or indirectly, from the disclosure. Such benefit does not have to be pecuniary, and can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation

Another basis for insider trading liability is the "misappropriation" theory. Under the misappropriation theory, liability is established when trading occurs as a result of, or based upon, material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, the court held that a columnist for The Wall Street Journal had defrauded the publication when he obtained information that was to appear in the publication and used such information for trading in the securities markets. The court held that the columnist's misappropriation of information from his employer was sufficient to give rise to a duty to disclose such information or abstain from trading thereon, even though the columnist owed no direct fiduciary duty to the issuers of the securities described in the column or to purchasers or sellers of such securities in the marketplace. Similarly, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory.

WaveFront Global Asset Management 2017 Code of Ethics

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation. Penalties may include:
i.	civil injunctions;
ii.	criminal penalties for individuals of up to $1 million and for "non-natural persons" of up to $2.5 million plus, for individuals, a jail term of up to 10 years;
iii.	disgorgement of profit gained or loss avoided;
iv.	civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
v.
civil penalties for the employer or other controlling person of up to the greater of $1 million per violation and three times the amount of the profit gained or loss avoided as a result of each violation; and

vi.
a permanent bar, pursuant to the SEC's administrative jurisdiction, from employment or other association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Company, including dismissal for cause, suspension without pay, loss of bonus, loss of severance benefits, demotion or other sanctions. ANY SEC INVESTIGATION, EVEN ONE THAT DOES NOT RESULT IN CRIMINAL OR CIVIL PROSECUTION, CAN IRREPARABLY DAMAGE THE COMPANY'S REPUTATION AND AN INDIVIDUAL'S CAREER. IT IS ESSENTIAL TO AVOID EVEN THE APPEARANCE OF IMPROPRIETY.

Implementation of the Insider Trading Policy Procedures

The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Firm in preventing and detecting insider trading. Every Employee must follow these procedures or risk serious sanctions, as described above. If you have any questions about these procedures, please consult the Chief Compliance Officer.

Identifying Insider Information

Before trading for yourself or others in the Securities of a company about which you may have potential insider information, or revealing such information to others, or making a recommendation based on such information, you should ask yourself the following questions:
i.
Is the information material? Is this information that an investor would consider important in making a investment decision? Is this information that would materially affect the market price of the Securities if generally disclosed?

ii.
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, appearing on wire services or electronic media, or has it otherwise been made available to the public?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps.

WaveFront Global Asset Management 2017 Code of Ethics

i.
Report the matter promptly to the Chief Compliance Officer. In consulting with the Chief Compliance Officer, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public so that appropriate security procedures can be implemented.

ii.	Refrain from purchasing or selling securities with respect to such information, or recommending any transaction in any securities of the subject company, on behalf of yourself or others.
iii.
Refrain from communicating the information inside or outside the Firm, other than to the Chief Compliance Officer, especially in public hallways, elevators, restaurants, taxis or any other place where you may be overheard.

After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading, recommending, or communication, or you will be allowed to trade, recommend and communicate the information. In appropriate circumstances, the Chief Compliance Officer will consult with the Company's legal counsel as to the appropriate course to follow.

Personal Securities Trading

All Employees of the Firm must adhere to the Company's Code of Ethics in all respects, including with respect to Securities transactions effected for their own account, accounts over which they have a direct or indirect Beneficial Ownership interest, and accounts over which they exercise any direct or indirect control or influence. Please refer to the Code of Ethics as necessary.

Restricting Access to Material Non-Public Information

Information in your possession that you identify, or which has been identified to you, as material and non-public, must not be communicated to anyone, except as provided herein under Implementation of the Company Insider Trading Policy Procedures and Identifying Insider Information. In addition, you should take some or all of the following steps, as appropriate, to protect sensitive documents (including, but not limited to documents that are known to contain material, non-public information) from accidentally being read by anyone without a business need to know the information:

1.
prohibit removing such documents from the office, limit copying and distribution within the office, keep such documents off desk tops and conference tables when not in use, and shred such documents on disposal;

2.	restrict physical access to areas of the Company where sensitive information may be discussed or stored, lock file cabinets and doors, and restrict movement of non-employees on the premises;
3.	implement computer access security measures such as passwords on files or limited access to terminals through which sensitive information can be obtained;
4.
disguise the identity of the securities contained in electronic, mail or facsimile communications among employees and/or persons outside the Company where the documents may pass through the hands of persons with no need to know (e.g., faxes, e-mail, letters, etc.);

5.	whenever possible, avoid discussing such information in public places where the conversation may be overheard.

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth herein under Implementation of the Company Insider Trading Policy Procedures and Identifying Insider Information above, doubt or ambiguity remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, please promptly discuss such matters with the Chief Compliance Officer before trading on or communicating the information in question to anyone.

WaveFront Global Asset Management 2017 Code of Ethics

Supervisory Procedures

The Chief Compliance Officer is primarily responsible for administering and enforcing the provisions of this Insider Trading Policy. The supervisory procedures set forth below are reasonably designed to prevent and detect insider trading.

Prevention of Insider Trading

In addition to the prior approval and reporting procedures specified in WaveFront's Code of Ethics, the following measures have been implemented to prevent insider trading by Employees:
•	each Employee will be provided with a copy of the Code of Ethics including this Insider Trading Policy;
•	the Chief Compliance Officer will answer questions regarding this Insider Trading Policy and all procedures relating thereto;
•	the Chief Compliance Officer will resolve issues of whether information received by an Employee material and non-public;
•	the Chief Compliance Officer will review on a regular basis, and update as necessary, this Insider Trading Policy;
•
whenever it has been determined that an Employee has material non-public information, the Chief Compliance Officer will: (a) implement measures to prevent dissemination of such information; and (b) restrict Employees from trading in the securities by placing such securities on WaveFront's Restricted List; and

•	upon the request of any Employee, the Chief Compliance Officer will promptly review and either approve or disapprove a request for clearance to trade in specified securities.

Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer will:
i.	review the securities transaction reports filed by each Employee pursuant to WaveFront's Code of Ethics;
ii.	review the trading activity of Client accounts managed by WaveFront;
iii.	review the trading activity of WaveFront's proprietary accounts, if any; and
iv.	coordinate the review of such reports with legal counsel when the Chief Compliance Officer has reason to believe that material non-public information has been provided to certain Employees.

Confidential Reports

Promptly upon learning of a potential violation of this Insider Trading Policy, the Chief Compliance Officer will prepare a confidential written report providing full details and recommendations for further action. Such report shall be kept in accordance with the Policy Regarding Books and Records.

WaveFront Global Asset Management 2017 Code of Ethics

EXHIBIT A - CERTIFICATE OF COMPLIANCE FOR THE CODE OF ETHICS

Name of Access Person (please print)

This is to certify that the attached Code of Ethics and Policy Regarding Insider Trading (the "Code of Ethics") was distributed to me on                         , 20      . I have read and understand the Code of Ethics. I certify that I have complied with these policies and procedures during the course of my employment by, or association with, the Company, and that I will continue to adhere to the Code of Ethics during the course of my employment or association in the future.

Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Code of Ethics of which I became aware.

I understand that a violation of the Code of Ethics is grounds for disciplinary action or dismissal and may also be a violation of Federal and/or state securities laws.

Signature

Date

WaveFront Global Asset Management 2017 Code of Ethics

EXHIBIT B - TRADING REQUEST FORM

Name of Access Person:                                                                              Date of Request:

Name of person on whose behalf trade is being executed (if different from named Access Person):

  Details of Proposed Transaction:

Circle One: Purchase/Sale

Date of Transaction
Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Units*
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

* Quoted at time of request.

Do you, or, to your knowledge, does anyone at the Company, possess material, non-public information about the issuer?   Yes           No

To the best of your knowledge, is the security you wish to buy or sell an equity security that is listed on the New York Stock Exchange, American Stock Exchange, NASDAQ or regional U.S. stock exchange?

Yes           No

You ☐ may / ☐ may not execute the proposed Personal securities Transaction described above.

Chief Compliance Officer

Date of Response:

WaveFront Global Asset Management 2017 Code of Ethics

EXHIBIT C - INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT

In accordance with the Company's Code of Ethics, you must provide a list of all Reportable securities and securities accounts in which you or any member of your immediate family has direct or indirect Beneficial Ownership. This includes not only securities held by a broker, but also securities held at home, in safe deposit boxes, by an issuer or in any other manner. This report must be completed and submitted to the Chief Compliance Officer, no later than 10 days after you become an Access Person and within 30 days of the end of each calendar year thereafter. The information contained in this report must be current as of a date no more than 30 days prior to the date this report is submitted.

(1)	Name:
(2)	If different than (1) above, name of person in whose name the Security or securities account is held:
(3)
Below is a list of all securities and securities accounts in which I and each member of my immediate family have direct or indirect Beneficial Ownership (copies of brokerage statements may be provided in lieu of filling out this Schedule):

Buy/Sell	Security (title, type, ticker symbol and/or CUSIP #, as applicable)	Interest Rate and Maturity Date (as applicable)	Number of Shares	Value (principal amount)	Account Number	Broker- Dealer/Bank

For each account listed above not maintained with the Company, attach your recent account statements listing the securities in that account. This information must be current and as of a date no more than 30 days before this report is submitted. (Attach separate sheet(s) if necessary)

Please check off one:

☐
I certify that this report and the attached statements (if any) constitute all of the securities and securities accounts in which I and each member of my immediate family have direct or indirect Beneficial Ownership.

☐	I certify that neither I nor any member of my immediate family has any direct or indirect Beneficial Ownership of any securities or securities accounts at this time.

Signature

Date report is submitted:

Please submit this Report to the Chief Compliance Officer.

For Use by the Chief Compliance Officer Only

Certified Date Time

WaveFront Global Asset Management 2017 Code of Ethics

EXHIBIT D - QUARTERLY SECURITIES TRANSACTION REPORT

In accordance with the Company's Code of Ethics, you must provide information about each transaction involving a Security in which you or any member of your immediate family had, or as a result of the transaction acquired, direct or indirect Beneficial Ownership during the last calendar quarter. This report must be completed and submitted to the Chief Compliance Officer, no later than 30 days after the end of each calendar quarter. The information contained in this report must cover, at a minimum, all transactions during such quarter.

(1)	Name:
(2)	If different than (1) above, name of person in whose name the Security or securities account is held:
(3)
Below is a list of all securities and securities accounts in which I and each member of my immediate family have direct or indirect Beneficial Ownership (copies of brokerage statements may be provided in lieu of filling out this Schedule):

Buy/Sell	Security (title, type, ticker symbol and/or CUSIP #, as applicable)	Interest Rate and Maturity Date (as applicable)	Number of Shares	Value (principal amount)	Account Number	Broker- Dealer/Bank

For each transaction listed above not executed through the Company, attach your account statements and trade confirmations of such transactions (if not already provided to the Chief Compliance Officer in accordance with the requirements of the Code of Ethics). You must also cause each broker-dealer listed above to provide the Chief Compliance Officer, on a timely basis (but no later than 30 days after the end of each calendar quarter), with duplicate copies of account statements and trade confirmations for each transaction involving a Security in which you and each member of your immediate family had, or as a result of the transaction acquired, direct or indirect Beneficial Ownership during the last calendar year. (Attach separate sheet(s) if necessary)

Please check off one:

☐
I certify that this report and the attached statements (if any) constitute all of the securities and securities accounts in which I and each member of my immediate family have direct or indirect Beneficial Ownership.

☐	I certify that neither I nor any member of my immediate family has any direct or indirect Beneficial Ownership of any securities or securities accounts at this time.

Signature

Date report is submitted:

Please submit this Report to the Chief Compliance Officer.

For Use by the Chief Compliance Officer Only

Certified Date Time